Exhibit 10.15

FEBRUARY 26, 2016

SAVAGE RIVER, INC.

Advisor:
Bernhard van Lengerich
Food System Strategies, LLC
1855 Troy Lane
Plymouth, MN 55447

Re:    Advisor Agreement

1.    Services. Savage River, Inc. Inc., a Delaware corporation, (the "Company"), wishes to obtain your services as an independent contractor ("Advisor”) on topics set forth in Exhibit A hereto (the "Services"). This letter will constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you are to provide (the "Agreement").

2.    Consideration. As consideration for your services and other obligations, the Company agrees to pay you the compensation set forth on Exhibit A to this Agreement.

3.    Term and Termination. The term of this Agreement will be as set forth on Exhibit A to this Agreement, provided, however, that either party may terminate this Agreement at any time for any reason or no reason, with or without cause, upon written notice to the other party. Your obligations under Sections 6 and 7 will survive termination of this Agreement.

4.    Expenses. You will be reimbursed for reasonable travel and other out-of-pocket expenses incurred by you at the request of the Company in connection with your services under this Agreement; provided that you provide the Company with receipts for such expenses and obtain prior approval of the Company for such expenses. Such expenses shall be reimbursed within two (2) weeks of the time Company is provided with such receipts.

5.    Advisor. Nothing in this Agreement shall in any way be construed to constitute you as an agent, employee or representative of the Company. You will have no authority to enter into contracts which bind the Company or create obligations on the part of the Company without the express prior authorization of the Company. Instead, your relationship with the Company will be that of an independent contractor performing the Services. You will not be eligible for any employee benefits, nor will the Company make deductions from payments made to you for taxes. You acknowledge and agree that you are obligated to report as income all consideration that you receive under this Agreement, and you acknowledge and agree to pay all self-employment and other taxes thereon. You further agree to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (a) to pay withholding taxes or similar items or (b) resulting from your being determined not to be an Advisor.

6.    Confidentiality. Company will not use Advisor’s name or the terms of this agreement on it’s website, publications such as company brochures or press releases without Advisor’s prior written consent. You shall not disclose any of the Company’s Confidential Information to third parties. You agree to take reasonable measures to protect the secrecy of and avoid disclosure or use of the Company’s Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Such measures shall include the degree of care that you utilize to protect your own Confidential Information of a similar nature. You agree to notify the Company of any misuse, misappropriation or unauthorized disclosure of the Company’s Confidential Information which may come to your attention. The foregoing commitments of confidentiality and non-use shall survive any termination or expiration of this Agreement and shall continue for a period of two (2) years from the date this Agreement is terminated or expires.

(a)    “Confidential Information” means any oral, written, graphic or machine- readable information, technical data or know-how disclosed by the Company to you which Confidential Information is designated in writing to be confidential or proprietary, or if given orally, is confirmed in writing as having been disclosed as confidential or proprietary within a reasonable time (not to exceed thirty (30) days) after the oral disclosure, or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary.

(b)    Exceptions. Notwithstanding the above, you shall have no liability to the Company with regard to any Confidential Information that: (i) was in the public domain at the time it was disclosed or has entered the public domain through no fault of you; (ii) was known to you, without restriction, at the time of disclosure, as demonstrated by files in existence at the time of disclosure; (iii) becomes known to you, without restriction, from a source other than the Company without breach of this Agreement by you and otherwise not in violation of the Company’s rights; (iiii) is disclosed with the prior written approval of the Company; or (iiiii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that you shall provide prompt notice of such court order or requirement to the Company to enable the Company to seek a protective order or otherwise prevent or restrict such disclosure.

7.    Conflicting Agreements. You represent that your performance of the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence prior to this Agreement with the Company, and you will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. You agree not to enter into any agreement in conflict with the provisions of this Agreement. If you are being asked to provide any Services to Company that would create a conflict of interest with obligations owed by you to a third party, you will notify Company and decline participation in the Services that create such a conflict.

8.    Delegation and Assignment Prohibited. You may not delegate any duties or assign any rights under this Agreement without the express prior written consent of the Company.

9.    Amendment. Any amendment to this Agreement must be in writing signed by you and the Company.

10.    Notices. All notices, requests and other communications called for by this Agreement will be deemed to have been given if made in writing and either sent via email to the appropriate email addresses noted below or mailed, postage prepaid, if to you at the address set forth above and if to the Company at Savage River, Inc 111 Main Street, El Segundo, CA 90245 or such other addresses as either party specifies to the other. Notices provided via email shall be deemed to have been given by the next business day after the email was sent and notices provided via mail, postage prepaid, shall be deemed to have been given three (3) business days after the day the notices was mailed.

11.    Governing Law/Dispute Resolution. The validity, performance and construction of this Agreement will be governed by the laws of the State of Minnesota. All claims and disputes arising under or relating to this Agreement are to be settled by binding arbitration in either Minneapolis or St. Paul, Minnesota or such other location as is mutually agreeable to the parties. The arbitration shall be conducted by one (1) arbitrator on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association, which arbitrator shall be appointed in accordance with said rules. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys' fees. Any such arbitration shall be conducted by an arbitrator experienced in the consumer food products industry and shall include a written record of the arbitration hearing. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. The parties agree that the arbitrator’s decision shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator.

12.    Entire Agreement. This Agreement is the entire agreement and supersedes any prior consulting or other agreements between you and the Company with respect to the subject matter hereof.

13.    Approvals. You represent that you are under no pre-existing obligations in conflict with the provisions of this agreement.

14.    Reasonable Best Efforts/Indemnification. Advisor shall use reasonable best efforts in providing the Services contemplated hereunder. However, Advisor does not guarantee or warrant the accuracy of any information provided hereunder or that the Services provided hereunder will lead to any successful result for Company. As such, with the exception of any damage to Company caused by Advisor’s breach of its obligations under Sections 6 and 7, above, and/or any act of willful misconduct by Advisor, the Company agrees (a) not to bring suit against Advisor for any inaccuracies associated with information provided by Advisor hereunder and/or lack of any successful result for Company and (b) to indemnify, hold harmless, defend and pay damages in accordance with applicable law to Advisor in relation to any damages which Advisor incurs as a result of any lawsuit brought by a third party in which Advisor is named as a defendant as a result of providing Services under this Agreement.

SALVAGE RIVER, INC.

By	/s/ Ethan Brown
Name: Ethan Brown
Title: CEO

Email:

FOOD SYSTEM STRATEGIES, LLC

By	/s/ Bernhard Van Lengerich
Name: Bernhard Van Lengerich
Title: Founder & CEO
Email: bv101@comcast.net

EXHIBIT A

1.	Contact: Advisor’s principal Company contact: Ethan Brown, CEO.

2.	Services: Advisor will render to the Company the following Services, as requested:

a) Serve as the internal leader of the organization’s research and development, innovation and product commercialization, and patent strategy.

3.	Term: Commencing on February 1, 2016 for a three-year period. One-year check-in upon anniversary of agreement to review logistics of contract and renew given remote nature of role.

4.
Commitment: Company and Advisor agree that Advisor shall provide 60% of his professional time to business with the understanding that this percent allocation may be adjusted, along with compensation, based on mutual agreement between parties (Company and Advisor).

5.
Compensation: For Services rendered by Advisor under this Agreement, the Company shall pay Advisor as follows: $25,000 per month, payable monthly (net 30 days). Company shall further provide stock options according to Option Agreement in Exhibit B.

6.
Other: Company agrees to pay for Advisor travel and lodging that is required to perform duties under the contract. Advisor agrees to participate in Company budgeting process and to execute agreed upon budget for R&D program.

EXHIBIT A

Subject to approval by the Company’s Board of Directors, the Company will issue to Advisor a nonstatutory stock option (the “Option”) to purchase 798,848 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Company’s Board of Directors in good faith compliance with applicable guidance in order to avoid having the option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. Advisor should consult with Advisor’s own tax advisor concerning the tax risks associated with accepting an option to purchase the Company’s Common Stock. The shares subject to the Option will vest at the rate of 1/36th of the total number of shares on the first monthly anniversary of the date February 1, 2016 and 1/36th of the total number of shares each month thereafter, subject to Advisor’s continued service to the Company through each vesting date; provided, however, that if your continued service is terminated by the Company without Cause (as defined in the 2011 Equity Incentive Plan, the "Plan") upon the consummation of, or within 12 months following, a Corporate Transaction (as defined in the Plan), then 50% of the then unvested shares subject to the Option will immediately vest and become exercisable upon the date of such termination.

2

Amended EXHIBIT A

1.	Contact:

•	Advisor’s principal Company contact: Ethan Brown, CEO.
2.    Services:

Advisor will render to the Company the following Services, as requested:

•	Participate in Bi-Quarterly Program Reviews
Advisor to meet with Ethan Brown and R&D leadership to review goals and progress toward them.

•	Provide Technical Expertise
Advisor to be available to Ethan Brown and members of the R&D and production team to advise on a broad range of technical questions and discussion, including on extrusion, IP and innovation approaches.

•	Provide Long-term Vision
Advisor to serve as technical expert on long-term opportunities in the areas of protein feedstock, protein separation, and conversion approaches. In this role, Advisor will:

i.
Work with Seth Goldman to identify and evaluate potential North American feedstocks to help minimize and/or eliminate longer term dependency on non US Pea as protein source for major BYMT product categories.

ii.
Work with Seth Goldman and Ethan Brown to evaluate and champion separation approaches that can cost-effectively handle a breadth of non-Pea but protein rich feedstocks (on the one hand this can be done by partnering with ingredient companies, on the other it could be more fundamental and working w/universities, for example, to create new IP around separation capabilities that Company could ultimately own, or some combination of both). Parties recognize that partnering with any third party may require a BYMT point of contact to resource and operationalize collaboration (i.e. material testing, extrusion, sensory etc.).

•	Support operations on continuous production approaches (i.e. continuous multistage mixing) and other novel conversion platforms.

3.    Communication

•	Weekly 1-hour one-one call with Ethan Brown to cover broad range of technical topics

•	Participate in periodic program reviews with Research and Development leads as scheduled by Company

•	Board meetings attendance, in person as often as possible

4.    Term:

•	From December 1, 2016 through Feb. 26, 2019. Check-in upon anniversary of agreement to review logistics of contract and renew given remote nature of role.
5.    Commitment:

•
Company and Advisor agree that Advisor shall provide 5-6 days per month of his professional time to Company’s business with the understanding that this allocation may be adjusted, along with compensation, based on mutual agreement between parties (Company and Advisor).

6.    Compensation:

•	For Services rendered by Advisor under this Agreement, the Company shall pay Advisor as follows: $10,000 per month, payable monthly (net 30 days).

•	Company shall continue to provide stock options according to original Option Agreement between the parties from Feb. 26, 2016 (see Exhibit B).

SAVAGE RIVER, INC
By	/s/ Ethan Brown
Name: Ethan Brown
Title: CEO
Date:	9/5/2017

FOOD SYSTEM STRATEGIES, LLC
By	/s/ Bernhard Van Lengerich
Name: Bernhard Van Lengerich
Title: Founder & CEO
Date:	9/5/2017